Exhibit 99.1

AMENDMENT TO THE PINNACLE FOODS INC. EXECUTIVE SEVERANCE BENEFIT PLAN

This Amendment (this “Amendment”) to the Pinnacle Foods Inc. Executive Severance Benefit Plan (the “Executive Severance Plan”) is dated October 26, 2018, and shall become effective upon the consummation of the Merger (as defined below).

WHEREAS, Pinnacle Foods Inc., a Delaware corporation (the “Company”), Conagra Brands, Inc., a Delaware corporation (“Conagra”), Patriot Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Conagra (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of June 26, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Conagra;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement;

WHEREAS, the Executive Severance Plan may be amended by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Pinnacle Foods Inc. (the “Company”) in accordance with Section 5.5(a) thereof; and

WHEREAS, the Compensation Committee adopted a resolution on October 26, 2018, authorizing this Amendment.

NOW, THEREFORE, the Executive Severance Plan is hereby amended as follows:

1.    Amendments. (a) The first sentence of Section 5.5(a) of the Executive Severance Plan is hereby amended and restated in its entirety as follows:

“The Plan shall expire on the second anniversary of the date on which the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated as of June 26, 2018, among the Company, Conagra Brands, Inc. and Patriot Merger Sub Inc. occurs (the “Closing Date”).”

(b)    Section 1.12 of the Executive Severance Plan is hereby amended and restated in its entirety as follows:

““Eligible Employee” means each Employee, who, immediately prior to the Termination Date, is employed at Salary Grade 46 or above, except: (i) any Employee who has entered into an employment or other agreement with the Company providing for severance benefits which, in the aggregate, exceed the benefits available under this Plan, or (ii) any Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement specifically provides for coverage under the Plan; provided, however, that the Plan shall be frozen to new participants as of the Closing Date.”

(c)    All references to the “Plan” in the Executive Severance Plan shall be deemed to refer to the Executive Severance Plan as amended and modified by this Amendment.

2.    The Executive Severance Plan. Except as specifically amended hereby, all the other provisions of the Executive Severance Plan are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms on the date hereof. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Executive Severance Plan.

3.    Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this amendment as of the date first written above.

By:	/s/ M. Kelley Maggs
	Name:	M. Kelley Maggs
	Title:	Executive Vice President, Secretary and General Counsel

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